United States securities and exchange commission logo





                     July 1, 2022

       Evan Horowitz
       Chief Executive Officer
       Farmhouse, Inc.
       548 Market Street , Suite 90355
       San Francisco, CA 94104

                                                        Re: Farmhouse, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed April 22,
2022
                                                            File No. 000-56334

       Dear Mr. Horowitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology